Exhibit 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

           This Agreement of Merger and Plan of Reorganization (“Agreement”), dated as of October 19, 2011, is among Insituform Technologies, Inc., a Delaware corporation (the “Company”), Aegion Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdco”), and Insituform MergerSub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdco (“MergerSub”).

RECITALS

A.           As of the close of business on October 19, 2011, the Company’s authorized capital stock consists of (i) 125,000,000 shares of common stock, par value $$.01 per share ( “Company Common Stock”), of which 39,729,733 shares with associated Preferred Stock Purchase Rights (the “Company Rights”) as set forth in the  Company’s Preferred Stock Rights Agreement, dated as of February 26, 2002 between the Company and American Stock Transfer & Trust Company (the “Company Rights Agreement”) were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $.10 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding;

B.           As of the date hereof, the authorized capital stock of Holdco consists of (i) 125,000,000 shares of common stock, par value $.01  per share (“Holdco Common Stock”), of which 1 share with associated Preferred Stock Purchase Rights (“Holdco Rights”)  pursuant to a Preferred Stock Rights Agreement that Holdco will adopt prior to the Effective Time was issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $.10 per share (“Holdco Preferred Stock”), of which no shares were outstanding;

C.           The designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof of Holdco Common Stock and the Holdco Preferred Stock, including the Holdco Preferred Stock underlying the Holdco Rights, are the same as those of the Company Common Stock and the Company Preferred Stock, including the Company Preferred Stock underlying the Company Rights;

D.           The Certificate of Incorporation and the Bylaws of Holdco immediately after the Effective Time (as hereinafter defined) will contain provisions substantively identical to the Certificate of Incorporation and the Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”));

E.           The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco as of the Effective Time;

F.           The officers of the Company immediately prior to the Merger will also be the officers of Holdco as of the Effective Time;

G.           Holdco and MergerSub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated;

H.           The Company desires to create a new holding company structure by merging MergerSub with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock with its associated Company Right into a like number of shares of Holdco Common Stock with associated Holdco Rights (the “Exchange”), all in accordance with the terms of this Agreement;

I.            The Boards of Directors of Holdco, MergerSub and the Company have approved this Agreement and the merger of MergerSub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”); and

J.            For federal income tax purposes, it is intended that the Merger and Exchange together constitute tax-free transactions pursuant to Section 351 and Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

K.           The parties hereto desire to effect the Exchange and Merger to (i) limit the impact of any material liability on the corporate organization to the appropriate operating subsidiary that generated the liability, (ii) provide the Company and the other operating subsidiaries greater flexibility in the acquisition and disposition of operations, (iii) increase the efficiency of the management structure by separating corporate management from operational management, and (iv) increase the efficiency of financial reporting.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and MergerSub hereby agree as follows:

ARTICLE I.     The Merger

Section 1.01           The Merger.

In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, MergerSub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of MergerSub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Holdco.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”  At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.02           Effective Time.

           The Merger shall become effective upon the filing of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the “Effective Time”).

Section 1.03           Certificate of Incorporation.

           At the Effective Time and pursuant to the Merger, the Certificate of Incorporation of the Company shall be restated in its entirety to incorporate all prior amendments thereto as set forth on Exhibit A hereto.  Such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.04           Bylaws.

           From and after the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.05           Directors.

The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will serve as directors from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.06            Officers.

The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.07           Additional Actions.

Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerSub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerSub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.08           Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, MergerSub, the Company or the holder of any of the following securities:

(a)           Each share of Company Common Stock with its associated Company Right issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one fully paid, duly issued and nonassessable share of Holdco Common Stock with an associated Holdco Right.

(b)           Each share of common stock, par value $.01 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall continue to be owned by Holdco and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(c)           From and after the Effective Time, holders of certificates or book entries formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.09 herein.

Section 1.09          Stock Certificates Prior to Exchange; Stock Transfer Books.

At the Effective Time, the designations, rights, powers and preferences, and qualifications, limits and restrictions thereof, of the capital stock of Holdco with respect to Holdco will, in each case, be identical with those of the capital stock of the Company with respect to the Company immediately prior to the Effective Time.  Accordingly and pursuant to Section 251(g) of the DGCL, until thereafter surrendered for transfer or exchanged as required by Holdco, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock and the associated Company Right shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock and the associated Holdco Rights into which such shares of Company Common Stock and associated Company Rights were converted pursuant to the provisions of Section 1.08 herein.  In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced Company Common Stock and the associate Company Rights shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock and the associated Holdco Rights.

ARTICLE II.     Actions To Be Taken In Connection With Merger

Section 2.01           Assumption of Options.

At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock with the associated Company Rights (“Options”) then outstanding, under the Company’s stock incentive plans listed on Schedule 2.01 hereto and any other equity incentive plans of the Company in existence as of the Effective Time, which allows the purchase, grant or issuance of Company Common Stock (collectively, the “Equity Plans”), whether or not then exercisable, will be assumed by Holdco.  Each Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Holdco Common Stock and associated Holdco Rights equal to the number of shares of Company Common Stock and associated Company Rights that were subject to such Option immediately prior to the Effective Time).  The conversion of any Options which are “incentive stock options,” if any, within the meaning of Section 422 of the Code into options to purchase Holdco Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Options within the meaning of Section 424 of the Code.

Section 2.02           Assumption of Equity Plans, Other Plans and Other Agreements.

Holdco and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdco, and Holdco will assume and agree to perform, all obligations of the Company pursuant to: (a) the Equity Plans; (b) any other employee and executive compensation plans pursuant to which the Company is obligated to its directors, officers, or employees (the “Other Plans”); (c) each stock option agreement and/or similar grant agreement entered into pursuant to the Equity Plans or the Other Plans, and each outstanding Option or award granted thereunder; and (d) any other agreements (the “Other Agreements”) as designated by the Company and Holdco.  At the Effective Time, the Equity Plans, the Other Plans, any equity award agreements and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdco.

Section 2.03           Post-Effective Amendments.

It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”).  As soon as practicable following the Merger, Holdco will, to the extent deemed appropriate, file post-effective amendments to the Company’s registrations statements as listed on Schedule 2.03 hereto, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

Section 2.04           Reservation of Shares.

On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common stock to provide for the issuance of Holdco Common Stock under the Equity Plans, the Other Plans, including upon exercise of the Options outstanding under the Equity Plans, if applicable.

Section 2.05           Purchase Rights.

(a)           At the Effective Time, each outstanding Company Right shall be exchanged with the Company Common Stock as set forth in Section 1.08 hereof.

(b)           Holdco shall prior to the Effective Date, adopt a Preferred Stock Purchase Rights Agreement, substantially similar to the Company Rights Agreement, and in accordance therewith, Holdco will, at the Effective Time, issue each holder of Holdco Common Stock issued pursuant to Section 1.08 a Holdco Right for each share of Holdco Common Stock issued pursuant to Section 1.08 hereto.

Section 2.06           Assumption of Credit Agreement and Company’s Obligations Thereunder.

As of the Effective Time, Holdco and the Company shall execute, acknowledge and deliver the document or documents deemed necessary, appropriate or desirable by the counterparties thereto, an amendment to that certain Credit Agreement by and among the Company and certain of its domestic subsidiaries and Bank of America, N.A. and certain other lender parties thereto dated August 31, 2011, as amended (the “Credit Agreement”). Holdco shall assume and agree to perform all obligations of the Company thereunder and the Company shall be released from its obligations thereunder (except as a domestic subsidiary of Holdco) and Holdco will agree to pay, perform and discharge all of obligations of the Company under any promissory note under the Credit Agreement.

ARTICLE III.     Conditions of Merger

Section 3.01           Conditions Precedent.

The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)           No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b)           The Board of Directors of the Company shall have received evidence in the form and substance reasonably satisfactory to it that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(c)           All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company, may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.     Covenants

Section 4.01          Equity Plans and Other Plans.

The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume the Equity Plans and the Other Plans, each stock option or similar agreement entered into pursuant thereto, and each Option granted thereunder, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

Section 4.02           Insurance.

Holdco shall procure insurance or cause the assignment and assumption of the insurance policies of the Company such that, upon consummation of the Merger, Holdco shall have the insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

Section 4.03           Assumption of Agreements.

The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume and perform the obligations of the Company under the Other Agreements, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

Section 4.04           Tax Treatment.

The parties hereto acknowledge that the Merger and Exchange together are intended to constitute tax-free transactions pursuant to Section 351 and Section 368(a) of the Code, and shall file all tax returns consistent with such treatment.  Each party hereto shall use its commercially reasonable efforts to cause the Merger and Exchange to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger and Exchange from qualifying, for such treatment.

ARTICLE V.     Termination and Amendment

Section 5.01           Termination.

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdco or MergerSub if it should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders.  In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdco nor MergerSub, nor their respective stockholders, directors or officers, shall have any liability with respect to such termination and abandonment.

Section 5.02           Amendment.

At any time prior to the Effective Date, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE VI.     Miscellaneous

Section 6.01           Governing Law.

This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.02           Counterparts.

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.03           Entire Agreement.

This Agreement, including the Schedules and Exhibits attached hereto, together with the Assignment and Assumption Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

Section 6.04           Severability.

The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

*    *    *    *    *

           IN WITNESS WHEREOF, the Company, Holdco and MergerSub have caused this Agreement to be executed as of the date first written above.

INSITUFORM TECHNOLOGIES, INC. By: /s/ David F. Morris Name: David F. Morris Title: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
AEGION CORPORATION By: /s/ David F. Morris Name: David F. Morris Title: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
INSITUFORM MERGERSUB, INC. By: /s/ David F. Morris Name: David F. Morris Title: Chief Executive Officer, President and Secretary

CERTIFICATION

           I, David F. Morris, Secretary of Insituform Technologies, Inc., hereby certify that the Agreement of Merger and Plan of Reorganization to which this certificate has been attached has been adopted pursuant to Section 251(g) of the General Corporation Law of Delaware and that the conditions in the first sentence of Section 251(g) have been satisfied.

Dated: October 19, 2011	INSITUFORM TECHNOLOGIES, INC. By: /s/ David F. Morris Name: David F. Morris Title: Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Exhibit A

Amended and Restated Certificate of Incorporation of Surviving Corporation

(see attached)

SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
INSITUFORM TECHNOLOGIES, INC.

FIRST:          The name of the corporation is INSITUFORM TECHNOLOGIES, INC. (the “Corporation”).

SECOND:     The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:     The Corporation shall be authorized to issue one thousand (1,000) shares of stock.  All shares shall be Common Stock par value one cent ($0.01) and are to be of one class.

FIFTH:          The name and address of the incorporator are as follows:

Name	Address
Ray A. Barr	9 East 40th Street New York, New York 10016

SIXTH:         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1)   The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws; provided, however, that the number of directors of the Corporation shall not be less than six (6) nor shall the number of directors of the Corporation exceed fifteen (15).  Election of directors need not be by ballot unless the by-laws so provide.

(2)   Vacancies in the Board of Directors shall be filled by a majority of the directors then in office subject to the procedures set forth in the by-laws of the Corporation.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Notwithstanding any provision of this Article SIXTH, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders or any class or series, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH hereof applicable thereto.

(3)   The Board of Directors shall have power without the assent or vote of the shareholders:

(a)      To make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)      To determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the shareholders.

(4)   The directors at their discretion may submit any contract or act for approval or ratification at any annual meeting of shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(5)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:   The Corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended, from time to time, indemnify the Corporation’s officers and directors.  The Corporation may, to the full extent permitted by Section 145 of the DGCL, as amended, from time to time, indemnify all other persons whom it may indemnify pursuant thereto.

EIGHTH:        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under  the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH:         No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Paragraph Tenth shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date this Paragraph Tenth becomes effective.  No amendment to or repeal of this Paragraph Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

ELEVENTH:  Subject to the rights of the holders of any class or series of Preferred Stock expressly set forth in this Certificate of Incorporation, the Certificate of Designation related to such class or series of Preferred Stock or as otherwise required by law, any action required or permitted to be taken by the shareholders of the Corporation must be effected exclusively at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders.  This Article ELEVENTH may not be repealed or amended in any respect, and no provision inconsistent with this Article ELEVENTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than eighty (80) percent of the combined voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

Schedule 2.01

Equity Plans

(1)	Insituform Mid-America, Inc. Stock Option Plan
(2)	Insituform Technologies, Inc. 1992 Employee Stock Option Plan
(3)	Insituform Technologies, Inc. 1992 Director Stock Option Plan
(4)	Insituform Technologies, Inc. 2001 Employee Equity Incentive Plan
(5)	Insituform Technologies, Inc. 2001 Non-Employee Director Equity Incentive Plan
(6)	Insituform Technologies, Inc. Stock Purchase Program
(7)	Insituform Technologies, Inc. 2006 Non-Employee Director Equity Incentive Plan
(8)	Insituform Technologies, Inc. 2006 Employee Equity Incentive Plan
(9)	Insituform Technologies, Inc. Employee Stock Purchase Plan
(10)	Employment Inducement Award
(11)	Insituform Technologies, Inc. 2009 Employee Equity Incentive Plan
(12)	Insituform Technologies, Inc. 2011 Non-Employee Director Equity Plan

 Schedule 2.03

Registration Statements

(1)	Form S-8 (No. 333-66714)
(2)	Form S-8 (No. 333-66712)
(3)	Form S-8 (No. 333-134251)
(4)	Form S-8 (No. 333-134252)
(5)	Form S-8 (No. 333-142527)
(6)	Form S-8 (No. 333-154711)
(7)	Form S-8 (No. 333-159971)
(8)	Form S-8 (No. 333-173779)